NOVAMERICAN STEEL REPORTS FOURTH QUARTER

AND YEAR ENDED 2007 RESULTS

New York, NY, February 21, 2008 – Novamerican Steel Inc. (NASDAQ:TONS, TONSW) today announced financial results for the fourth quarter and year ended November 24, 2007.

On November 15, 2007, the Company (the former Symmetry Holdings Inc. (“Symmetry”)) completed the acquisition of Novamerican Steel Inc. and its subsidiaries, a Canadian corporation (“Acquired Company”). The gross acquisition price was $585.2 million. The acquisition included $94.1 million of cash on hand at closing from Acquired Company and an additional $15.4 million of proceeds from the sale of assets, primarily an aircraft and undeveloped land. Sources of funding for the acquisition were provided by $127.0 million of equity proceeds previously held in trust by the Company and from a private placement, borrowings of $68.1 million from a $175.0 million revolving credit facility and $315.0 million of senior secured notes. The excess sources over uses funded $15.1 million of financing and related fees and certain transaction expenses not otherwise previously paid by the Company.

Subsequent to the acquisition, Symmetry changed its name to Novamerican Steel Inc. (“Novamerican”) and the Company changed its fiscal year from December 31 to the last Saturday of November. The fiscal period ending November 24, 2007 includes the financial results of Symmetry from January 1, 2007 through November 24, 2007, and the financial results of Acquired Company for the ten-day period commencing on the acquisition date (November 15, 2007) through November 24, 2007. The fiscal period ending December 31, 2006 includes the financial results of Symmetry only from April 26, 2006 (the date of inception of Symmetry). For the purposes of this release, we have also discussed results of operations on a pro forma basis for both consistency and relevance. We have provided both actual and pro forma results of operations in the attachments.

2007 Fiscal Full Year Pro Forma Highlights

•	Net sales decreased 4.7 percent, to $801.3 million, versus 2006 net sales of $840.8 million.

•	Total tons decreased by 17.1 percent to 1,450,300 tons, versus 2006 tons of 1,749,100.

•	Gross margin decreased 19.6 percent to $148.8 million or 18.6 percent of net sales, as compared to $185.1 million, or 22.0 percent of net sales, in 2006.

•

Operating expenses decreased $9.1 million to $111.4 million, or 7.5 percent, as compared to $120.5 million in 2006, primarily from reductions in certain plant operating and general and administrative expenses, including lower incentive compensation.

•	EBITDA decreased by $27.8 million, to $57.5 million, or 32.6 percent, as compared to $85.3 million in 2006.

•	Actual long-term debt at November 24, 2007 was $390.6 million and cash and cash equivalents were $19.6 million (or a net debt of approximately $371.0 million).

•	On February 20, 2008, our actual net debt was approximately $359.8 million.

2007 Fiscal Fourth Quarter Pro Forma Highlights

•	Net sales increased $5.6 million to $210.2 million, a 2.8 percent increase over net sales of $204.6 million in the fourth quarter of 2006.

•	Total tons decreased 8.3 percent to 369,100 tons versus 402,400 tons in the fourth quarter of 2006 but with a higher proportion from direct sales.

•	Direct sales tons increased to 221,600, or 60.0 percent of total tons versus 206,900 tons, or 51.4 percent of total tons in the fourth quarter of 2006.

•	Gross margin decreased 19.9 percent to $36.0 million or 17.1 percent of net sales, as compared to $44.9 million, or 22.0 percent of net sales, in the fourth quarter of 2006

•	Operating expenses increased $2.4 million to $28.3 million, or 9.3 percent, as compared to $25.9 million in 2006.

•

EBITDA decreased by $11.3 million to $13.0 million, or 46.9 percent, as compared to $24.3 million in the fourth quarter of 2006. The lower EBITDA includes approximately $1.0 million in charges for write-downs, primarily for stainless steel inventory in the fourth quarter of 2006.

Corrado De Gasperis, Chief Executive Officer of Novamerican, commented, "Fiscal 2007 represented a difficult year for Novamerican, particularly from difficult Canadian manufacturing and automotive markets. We experienced weaker volumes with continued pressure of pricing and margins. Our customers, including steel distribution centers remained cautious into the beginning of the new year in restocking their steel needs.”

Actual Liquidity and Capital Resources

Long-term debt at November 24, 2007 was approximately $390.6 million with $19.6 million of cash and cash equivalents (or a net debt of approximately $371.0 million). On February 20, 2008, our long-term debt was approximately $373.5 million and we had approximately $13.7 million of cash and cash equivalents (or a net debt of approximately $359.8 million).

As of November 24, 2007, the aggregate borrowing base was $140.0 million (including the $15 million availability block), of which $1.0 million was utilized for letter of credit obligations, resulting in borrowing availability of approximately $139.0 million. Of this amount, approximately $75.6 million was outstanding under the ABL Credit Facility at November 24, 2007, with approximately $63.4 million in availability for future borrowings.

As of November 24, 2007, our total shares and warrants outstanding were 21,452,304 and 25,579,069, respectively.

Mr. De Gasperis commented, "Our business strategies place the highest priority on accelerating the amount and speed of cash generated every day. We expect cash flow from operations to be positively impacted by our plans for integrating our operating methodology, the Decalogue™, into Novamerican, effectively operating it as one system versus 22 separate facilities. Our efforts include leveraging the Novamerican system, primarily how we replenish our processing, distribution and manufacturing network, by reducing cycle times and driving higher utilization rates from our existing assets and accelerating external marketing and selling initiatives across all of our potential markets.”

Outlook

U.S. steel service center hot-rolled inventories continued declining through November of 2007 to historical lows, just under a seasonally adjusted average of approximately three months on hand, typically a leading indicator of future increases in shipping volumes. We believe that underlying consumption in the U.S. and Canada has not materially worsened, except for auto-related demand. Globally, stronger demand and pricing in markets outside of North America, as well as the weaker U.S. currency, has kept most imports into our market subdued since mid 2007. The combination of low imports and low inventory levels tightened North American supply and, when combined with higher raw material costs for our suppliers, has resulted in higher prices from steel mills in early 2008.

In early February 2008, North American steel suppliers announced a fourth consecutive month of price increases, pushing the cost for hot-rolled coil as high as $650-$670 per ton. Current spot pricing is now in excess of $700 per ton. While cost increases may have prompted these increases, we believe tight supply is supporting their success and low inventory levels will sustain these increases, at least until the middle of 2008. We experienced a pick-up in demand in late January 2008 as steel purchasers attempted to secure their needs for 2008. Our pricing also remained soft through January until the increases from the mills became generally accepted in the marketplace and we began to realize price increases.

We expect our volumes in the first fiscal quarter of 2008 to be lower than in the fourth fiscal quarter of 2007, mainly due to seasonality-related lower demand from our customers and lower than expected processing and tubing for the automotive sector. Overall, our 2008 first fiscal quarter will result in lower revenue and operating profit than our 2007 fourth fiscal quarter but the last month of the 2008 first fiscal quarter has shown strong improvement in all areas over the first two months of that quarter.

We have validated our plans for integrating our operating methodology into Novamerican, effectively operating it as one system versus 22 separate facilities and believe that during fiscal 2008 we will (a) enable Novamerican to operate at much faster cycle times, expanding practical capacity to approximately 2.5 million tons, (b) experience a permanent reduction of inventory of approximately $50.0 million primarily from this faster operating cycle, and (c) change the organizational design, especially related to our replenishment processes, including some realignment of steel processing, resulting in approximately $10.0 million, net, in annual operating expense reductions, with that resulting run rate being realized by the end of fiscal 2008. We expect to incur approximately $1.0 million in the 2008 first fiscal quarter for operating expenses associated with training and development required for these changes and approximately $3.0 million in other exit costs associated with the organizational changes that would be incurred over the last three quarters of fiscal 2008. The plan also includes increasing resources in certain areas such as replenishment, production scheduling, statistical process control and human resources. The costs of these resources are included in our planned net operating expense reductions.

We expect cash interest payments to be approximately $40.0 million in fiscal 2008. We expect capital expenditures of approximately $7.5 million in fiscal 2008, with $3.0 million for maintenance capital and $4.5 million for the completion of our expansion at our Morrisville, Pennsylvania structural tubing facility in 2008.

Depreciation and amortization for fiscal 2008 is expected to be approximately $20.0 million, including $2.5 million and $8.0 million associated with the amortization of the purchase price allocation for plant and equipment and intangibles, other than goodwill, respectively. In addition, on November 24, 2007, our finished goods inventory included $6.7 million of purchase price allocation to increase the acquired inventories up to their fair market value on the date of the acquisition. The $6.7 million will be amortized as these inventories are sold, substantially all of which should occur in the 2008 first fiscal quarter.

Mr. De Gasperis commented, "Although the first two months of this year started slow, our cash flow has been positive and February has been robust. We remain cautious about the overall economy but look forward to the positive cash flow from our improved cycle times and resulting lower inventory levels throughout fiscal 2008. This will have the most meaningful impact for Novamerican, not just in terms of strong liquidity but also in terms of enabling a much faster and more reliable delivery system that will result in higher asset turnover and utilization.”

Pro Forma Fiscal Year 2007 compared to Pro Forma Fiscal Year 2006

In fiscal year 2007, net sales decreased by $39.5 million, or 4.7 percent, to $801.3 million, compared with $840.8 million in fiscal year 2006. Revenue declines for fiscal 2007 were caused by lower average selling prices, decreases in sales volumes of structural tubing and lower toll processing revenues resulting from an increase in imports and decreased demand in the automotive and general manufacturing sectors.

Total tons directly sold and toll processed decreased by 17.1% to 1,450,300 tons in fiscal year 2007 from 1,749,100 tons for the same period in 2006. Total tons in the fiscal year 2007 include 845,700 tons from direct sales and 604,600 tons from toll processing. Direct sale tons decreased by 4.7 percent to 845,700 tons in fiscal year 2007 from 887,100 tons for the same period in 2006. The decrease in direct sale tons in 2007 was due to a decline in sales volume of structural tubing due to an increase in imports and decreased demand in the automotive and general manufacturing sectors. The decrease in tons toll processed in 2007 was primarily due to a decline in demand in the Canadian automotive and general manufacturing sectors.

Gross margin decreased from $185.1 million to $148.8 million and from 22.0 percent to 18.6 percent as a percentage of net sales, respectively, in the fiscal year 2007 as compared to the same period in 2006. In addition to the reasons described in the discussion above for revenues, tons sold and tons processed, the decreases in gross margin dollars and gross margin as a percentage of sales during the 2007 fiscal year and three months ended November 24, 2007 were attributable to lower pricing relative to higher costs of inventory sold including an approximately $1.0 million write down of stainless steel inventory and a lower percentage of toll processing. In fiscal 2007, toll processing accounted for 41.7% of total tons as compared to 49.2% for fiscal 2006.

Operating expenses decreased by $9.1 million or 7.5 percent, and also decreased as a percentage of sales to 13.9 percent from 14.3% for the fiscal year 2007 as compared the fiscal year 2006. The decreases result primarily from certain plant operating and general and administrative expenses, including lower incentive compensation due to lower operating performance. Pro forma adjustments resulted in the exclusion from administrative costs actually incurred in fiscal 2007, the following: $2.2 million in compensation for the former officers of Acquired Company, $1.9 million in operating costs associated with the disposed assets, including the aircraft, $12.8 million in transaction related costs incurred by Acquired Company before the acquisition, including investment banking, legal and accounting services and change in control and related termination benefits and $4.4 million from realized losses on dissolution of an entity. The pro forma adjustments also exclude $3.4 million of transaction costs incurred by Symmetry that were not capitalized but include $2.0 million of ongoing costs for Symmetry's principal executive officers of which $1.7 million was incurred in 2007.

Interest expense was $43.5 million for fiscal 2007, representing $36.2 million of interest on the senior secured notes, $5.1 million of interest on the revolving credit facility and $2.2 million in related amortization of deferred financing fees.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our pro forma statement of operations for the periods ended December 31, 2006 and November 24, 2007, our audited results and financial statement information for the period ended December 31, 2006 and November 24, 2007, our outlook for 2008; expected future or targeted operational and financial performance in the future; growth rates for, future prices and sales of, and demand for our products and our customers’ products; changes in production capacity in our operations and our customers’ operations; costs of materials and production, including anticipated increases therein; productivity, business process and operational initiatives, and their impact on us; our position in markets we serve; employment and contributions of key personnel; employee relations and collective bargaining agreements covering our operations; tax rates; capital expenditures and their impact on us; industry market conditions and the impact thereof; interest rate management activities; currency rate management activities; deleveraging activities; realignment, strategic alliance, raw material and supply chain, technology development and collaboration, investment, acquisition, venture, consulting, operational, tax, financial and capital projects; legal proceedings, contingencies, and environmental compliance; potential offerings, sales and other actions regarding debt or equity securities of us or our subsidiaries; and future asset sales, costs, working capital, revenues, business opportunities, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. When used in this document, the words “believe,”

“expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions are intended to identify forward-looking statements.

Unaudited Pro Forma Condensed Consolidated Statement of

Operations for the Fiscal Year Ended December 31, 2006

	Novamerican Steel 12/31/06	Acquired Company 11/25/06	Pro Forma Adjustments	Pro Forma Combined	Notes

Net sales	$—	$840,798	$—	$840,798
Cost of sales	—	655,659	—	655,659
Gross margin	—	185,139	—	185,139
Operating expenses
Plant	—	45,233	2,488	47,721	(1)
Delivery	—	25,586	—	25,586
Selling	—	13,886	—	13,886
Formation and operating costs	144		—	144
Amortization of intangible assets	—		7,983	7,983	(1)
Administrative and general	—	31,034	(5,882)	25,152	(2)
	144	115,739	4,589	120,472

Operating income	(144)	69,400	(4,589)	64,667

Interest income, net	—	—	—	—
Interest expense, net	4	1,139	42,247	43,390	(3)
Share in income of joint venture	—	(743)	—	(743)
	4	396	42,247	42,647

Income before income taxes	(148)	69,004	(46,836)	22,020
Income taxes	—	24,706	(17,439)	7,267	(4)
Net Income	$(148)	$44,298	$(29,396)	$14,754

Net income	$(148)	$44,298	$(29,396)	$14,754
Interest expense (income)	4	1,139	42,247	43,390
Depreciation and Amortization	5	10,697	9,183	19,885
Income Tax	—	24,706	(17,439)	7,267
EBITDA	$(139)	$80,840	$4,594	$85,296

Note 1

Represents the change in depreciation and amortization from purchase accounting adjustments, assuming the Acquisition occurred on January 1, 2006. The depreciation and amortization are calculated on a straight line basis assuming a useful life of 30 years, 12 years, two years and 15 years for buildings, customer relationships, non-compete agreements and all other property, plant and equipment, respectively.

Property, plant and equipment depreciation	$2,488
Amortization—intangible assets	7,983
Total	$10,471

Note 2

Adjustment to eliminate non-recurring compensation expenses related to certain senior management that left Acquired Company immediately after closing of the Acquisition, to reflect Novamerican Steel's projected administrative and general expenses incurred as if the Acquisition occurred as of January 1, 2006, to eliminate operating expenses relating to assets that were sold or sold and leased back upon the consummation of the Acquisition as part of Acquired Company's asset sales and the sale leaseback, and to add the lease payment for the property subject to the sale leaseback.

Administrative and general expenses—compensation	$(5,797)
Administrative and general expenses—operating expenses for assets sold, net	(2,085)
Administrative and general expenses—Novamerican Steel projected costs	2,000
Total	$(5,882)

Note 3

To reflect interest expense on the Notes, amounts borrowed under the ABL Credit Facility which would have been applied to the financing of the Acquisition as of January 1, 2006, and the fees on the undrawn portion of the ABL Credit Facility as if obtained at January 1, 2006, to reflect amortization of deferred financing fees into interest expense as if the Acquisition occurred January 1, 2006 and to reverse Acquired Company's interest expense on debt, which would have been repaid upon the closing of the Acquisition as of January 1, 2006. The interest rate on the ABL Credit Facility used to calculate the pro forma interest expense was the daily average LIBOR rate plus 175 basis points. In addition, the $175.0 million ABL Credit Facility has a facility fee calculated as 30 basis points of the undrawn portion. The interest rate used to calculate pro forma interest expense on the Notes was 11.5%. Deferred financing costs were l.0% of the total availability under the ABL Credit Facility ($175.0 million) and 2.5% of the Notes ($315.0 million). A hypothetical 0.l25% increase in the applicable interest rate would increase the pro forma interest expense under the ABL Credit Facility by $85,141.

Interest expense—ABL Credit Facility	$4,680
ABL Credit Facility facility fee	321
Interest expense—Notes	36,225
Financing fees	2,164
Interest expense—historical Novamerican Steel	(4)
Interest expense, net—historical Acquired Company	(1,139)
Total	$42,247

Note 4

To adjust the provision for income taxes for the effect of pro forma income for the year ended November 25, 2006.

Income tax expense	$(17,439)
Total	$(17,439)

Unaudited Pro Forma Condensed Consolidated Statement of

Operations for the Fiscal Year Ended November 24, 2007

	Novamerican Steel 11/24/07	Acquired Company 11/24/07	Pro Forma Adjustments	Pro Forma Combined	Notes
Net sales	$—	$801,348	$—	$801,348
Cost of sales	—	652,540	—	652,540
Gross margin	—	148,808	—	148,808
Operating expenses
Plant	—	43,023	2,488	45,511	(1)
Delivery	—	24,689	—	24,689
Selling	—	13,893	—	13,893
Formation and operating costs	2,110	—	—	2,110
Amortization of intangibles	—	—	7,983	7,983	(1)
Administrative and general	1,650	39,896	(24,347)	17,199	(2)(6)
	3,760	121,501	(13,876)	111,385

Operating income	(3,760)	27,307	13,876	37,423

Interest income, net	(5,105)	—	5,105	—	(3)
Interest expense, net	—	(1,671)	45,217	43,546	(4)
Share in income of joint venture	—	(251)	—	(251)
	(5,105)	(1,922)	50,322	43,295

Income before income taxes	1,345	29,229	(36,446)	(5,872)
Income taxes	451	11,430	(13,819)	(1,938)	(5)

Net Income	$894	$17,799	$(22,627)	$(3,934)

Net income	$894	$17,799	$(22,627)	$(3,934)
Interest expense (income)	(5,105)	(1,671)	50,322	43,546
Depreciation and Amortization	7	10,695	9,137	19,839
Income Tax	451	11,430	(13,819)	(1,938)
EBITDA	$(3,753)	$38,253	$23,013	$57,513

Note 1

Represents the change in depreciation and amortization from purchase accounting adjustments, assuming the Acquisition occurred on January 1, 2007. The depreciation and amortization are calculated on a straight line basis assuming a useful life of 30 years, 12 years, two years and 15 years for buildings, customer relationships, non-compete agreements and all other property, plant and equipment, respectively.

Property, plant and equipment depreciation	$2,488
Amortization—intangible assets	7,983
Total	$10,471

Note 2

Adjustment to eliminate non-recurring compensation expense related to certain senior management that left Acquired Company immediately after closing of the Acquisition, to reflect Novamerican Steel's projected administrative and general expenses incurred as if the Acquisition occurred as of January 1, 2007, to eliminate operating expenses relating to assets that were sold or sold and leased back upon the consummation of the Acquisition as part of Acquired Company's asset sales and the sale leaseback, to add the lease payment for the property subject to the sale leaseback and to eliminate transaction costs incurred by Novamerican in connection with the Acquisition.

Administrative and general expenses—compensation	$(2,244)
Administrative and general expenses—Novamerican Steel actual costs	(1,650)
Administrative and general expenses—Novamerican Steel projected costs	2,000
Administrative and general expenses—operating expenses for assets sold, net	(1,943)
Administrative and general expenses—Novamerican Steel incurred transaction costs (not capitalized)	(3,358)
Administrative and general expenses—Acquired Company incurred transaction costs	(12,782)
Total	$(19,977)

Note 3

To eliminate interest income earned on cash accounts and the trust account through November 15, 2007, which would have been applied to the Acquisition as of January 1, 2007.

Interest income—Trust and Cash Accounts	$5,105
Total	$5,105

Note 4

To reflect interest expense on the Notes and amounts borrowed under the ABL Credit Facility which would have been applied to the financing of the Acquisition as of January 1, 2007 and the fees on the undrawn portion of the ABL Credit Facility as if obtained at January 1, 2007, to reflect amortization of deferred financing fees into interest expense as if the Acquisition occurred January 1, 2007 and to reverse Acquired Company’s interest expense on debt, which would have been repaid upon the closing of the Acquisition as of January 1, 2007. The interest rate on ABL Credit Facility used to calculate the pro forma interest expense was the daily average LIBOR rate plus 175 basis points. In addition, the $175.0 million ABL Credit Facility has a facility fee calculated as 30 basis points of the undrawn portion. The interest rate used to calculate pro forma interest expense on the Notes was 11.50%. Deferred financing costs were 1.0% of the total availability under the ABL Credit Facility ($175.0 million) and 2.5% of the Notes ($315.0 million).

Interest expense— ABL Credit Facility	$4,836
ABL Credit Facility facility fee	321
Interest expense—Notes	36,225
Financing fees	2,164
Interest income, net—historical Acquired Company	1,671
Total	$45,217

Note 5

To eliminate the provision for income taxes on interest income described in Note 3 and to adjust the provision for income taxes for the effect of pro forma income for the twelve months ended November 24, 2007.

Income tax expense on sale of aircraft	$(3,698)
Income tax expense	(10,120)
Total	$(13,819)

Note 6

To eliminate foreign exchange loss from the liquidation of the Annaco legal entity in conjunction with the new legal structure of the Company.

Foreign exchange loss	$(4,370)
Total	$(4,370)

Novamerican Steel Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands of U.S. dollars)

	November 24, 2007	December 31, 2006
	$	$
ASSETS
Current assets
Cash and cash equivalents	19,638	262
Trade accounts receivable, net (Note 6)	111,546	—
Income taxes receivable	2,822	—
Inventories (Note 7)	149,894	—
Prepaid expenses and other	1,666	9
Deferred income taxes (Note 4)	7,130	—
	292,696	271
Investment in a joint venture (Note 19)	1,999	—
Property, plant and equipment (Note 8)	150,436	—
Goodwill	149,360	—
Intangibles (Note 9)	68,431	—
Deferred financing charges (Note 12)	14,998	—
Deferred offering costs	—	443
Other assets	257	—
Deferred income taxes (Note 4)	43	—
	678,220	714
LIABILITIES
Current liabilities
Trade accounts payable	64,350	357
Trade accounts payable to a joint venture (Note 19)	1,639	—
Accrued liabilities (Note 10)	35,079	—
Note payable to a related party (Note 11)	—	500
Deferred income taxes (Note 4)	2,921	—
	103,989	857
Long-term debt (Note 12)	390,588	—
Deferred income taxes (Note 4)	58,588	—
Other long term liabilities (Note 4)	3,410	—
	556,575	857
Contingencies and commitments (Notes 20 and 21)

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock: $0.001 par value; authorized 10,000,000 shares; none issued or outstanding (Note 16)
Common stock: $0.001 par value; authorized 100,000,000 shares; issued and outstanding 21,452,304 in 2007 and 4,687,500 in 2006 (Note 15)	21	5
Additional paid-in capital	128,316	—
Accumulated deficit	(3,947)	(148)
Accumulated other comprehensive loss	(2,745)	—
	121,645	(143)
	678,220	714

Novamerican Steel Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

	Period from January 1, 2007 to November 24, 2007	Period from April 26, 2006 to December 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES	$	$
Net loss	(3,799)	(148)
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	644	—
Deferred income taxes	(3,114)	—
Gain on disposal of property, plant and equipment	(108)	—
Share in income of a joint venture	(12)	—
Changes in working capital items
Trade accounts receivable	3,724	—
Income taxes receivable	(480)	—
Inventories	2,566	—
Prepaid expenses and other	1,224	—
Accounts payable and accrued liabilities	(665)	8
Income taxes payable	(5,425)	—
Net cash used for operating activities	(5,445)	(140)

CASH FLOWS FROM INVESTING ACTIVITIES
Business acquisitions, net (Note 3)	(491,110)	—
Proceeds from disposal of property, plant and equipment	15,423	—
Payment of acquisition costs	(2,889)	—
Additions to property, plant and equipment	(72)	—
Net cash used for investing activities	(478,648)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	—	5
Gross proceeds from public offering – common stock and warrants	150,000	—
Gross proceeds from private placements – warrants	4,750	—
Gross proceeds from private placement – common stock and warrants	15,000	—
Conversion of shares into cash	(30,263)	—
Payment of offering costs	(11,159)	(103)
Borrowings from senior secured notes	315,000	—
Borrowings from revolving credit agreement	75,807	—
Proceeds from note payable to a related party	—	500
Payment of debt financing costs	(15,057)	—
Repayment of note payable to a related party	(500)	—
Net cash from financing activities	503,578	402

Effect of exchange rate changes on cash and cash equivalents	(109)	—
Net increase in cash and cash equivalents	19,376	262
Cash and cash equivalents, beginning of year	262	—
Cash and cash equivalents, end of year	19,638	262

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	17	—
Income taxes paid	7,522	—

Novamerican Steel Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In thousands of U.S. dollars, except per share data)

	Period from January 1, 2007 to November 24, 2007	Period from April 26, 2006 to December 31, 2006
	$	$
Net sales	16,304	—
Cost of sales	14,792	—
Gross margin	1,512	—
Operating expenses
Plant	1,355	—
Delivery	574	—
Selling	263	—
Administrative and general	2,139	145
Formation and operating costs	2,334	—
	6,665	145
Operating loss	(5,153)	(145)

Transaction expenses (Note 3)	4,438	—
Interest expense	1,290	13
Interest income	(4,797)	(10)
Share in income of a joint venture	(12)	—
	919	3
Loss before income taxes	(6,072)	(148)
Income taxes (Note 4)	(2,273)	—
Net loss	(3,799)	(148)

Net loss per share (Note 5)
Basic	(0.20)	(0.03)
Diluted	(0.20)	(0.03)

Comprehensive loss
Net loss	(3,799)	(148)
Changes in cumulative translation adjustment	(2,745)	—
	(6,544)	(148)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

NOVAMERICAN STEEL INC. AND SUBSIDIARIES

(Dollars in Millions)

Net Debt Reconciliation

November 24, 2007

ABL credit facility	$75.6
Senior secured notes	315.0
Total debt	$390.6

Less:
Cash and cash equivalents	19.6

Net debt	$371.0

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that Novamerican calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. Novamerican believes that net debt is generally accepted as providing useful information regarding a company's indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. Novamerican's method for calculating net debt may not be comparable to methods used by other companies.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

NOVAMERICAN STEEL INC. AND SUBSIDIARIES

(Dollars in Millions)

(Unaudited)

Pro Forma EBITDA Reconciliation

	Q4 2006	2006 Year	Q4 2007	2007 Year

Net income (loss)	$5.6	$14.8	$(2.0)	$(3.9)

Add back:

Interest expense	10.9	43.4	10.9	43.5
Depreciation and amortization	5.1	19.9	5.1	19.8
Income tax	2.7	7.2	(1.0)	(1.9)

EBITDA	$24.3	$85.3	$13.0	$57.5

NOTE ON PRO FORMA EBITDA RECONCILIATION: EBITDA is a non-GAAP financial measure that Novamerican currently calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. Novamerican believes that such non-GAAP financial measures are generally accepted as providing useful information regarding a company’s credit facilities and certain financial-based covenants and, accordingly, its ability to incur debt and maintain adequate liquidity. Such non-GAAP financial measures should not be considered in isolation or as a substitute for net income (loss), cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with GAAP. Novamerican's method for calculating such non-GAAP financial measures may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under its senior secured revolving credit facility or its senior notes.

ACQUISITION SOURCES AND USES OF FUNDS RECONCILIATION

NOVAMERICAN STEEL INC. AND SUBSIDIARIES

AS OF NOVEMBER 15, 2007

(Dollars in Millions)

(Unaudited)

Sources of Funds:		Uses of Funds:
Equity in Trust	$112.0	Purchase Price	$585.2
Private Placement	15.0	Financing and Related Fees	15.1
Senior Secured Notes	315.0	Increase in net working capital (a)	19.3
Asset-Backed Loan	68.1
Proceeds from disposal of property, plant and equipment	15.4
Cash Acquired	94.1
Net	$619.6		$619.6

(a)	Amounts used for payment of accrued taxes, other liabilities related to the transaction and other general corporate purposes.